Employment Contract

                                  Exhibit 10.26

This contract defines the terms and conditions of employment by INRAD, Inc. of Relinda Walker.

Position Description

Vice President - Manufacturing.

The position will report to the President and CEO, and will have full responsibility for all commercial production operations of the Company, subject to approval by the President where appropriate.

The following terms and conditions apply to your employment:

Terms and Conditions

Duration

Two (2) years minimum commitment unless terminated earlier by mutual agreement. In case of early termination, a severance payment of up to six (6) months salary will be made by INRAD, Inc. to complete the two year minimum requirement.

Compensation

                                                        1999               2000
                                                      -------            -------

Salary ...................................            115,000            115,000

Sign-on Bonus ............................             10,000                -0-

Performance Bonus ........................              8,625             23,000
(nominal 15 to 25%
against targets)
                                                      -------            -------
Total ....................................            133,625            138,000

Stock options: - 7,500 ISO at start date ($1.00 Strike Price)
               - Additional 7,500 if Year End Operating Margin is better
                 than (-$300K)

Moving Expenses

INRAD, Inc. will pay all direct expenses related to the move, including closing costs for the sales of your present house, packing and transportation of household goods and up to three (3) months temporary hotel/housing expenses in the Northvale commuting area up to a maximum of $3000.00 per month.